Exhibit 5.1

February 8, 2008

Antigenics Inc.

162 Fifth Avenue, Suite 900

New York, New York 10010

Re:	Antigenics Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale of 17,417,434 shares (the “Registered Shares”) of Common Stock, $0.01 par value (“Common Stock”), of Antigenics Inc., a Delaware corporation (the “Company”). The Registered Shares consist of 8,708,717 shares of Common Stock (the “Purchaser Shares”) and 8,708,717 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) purchased pursuant to the Securities Purchase Agreement dated January 9, 2008 by and among the Company and the purchasers named therein.

We have acted as counsel for the Company in connection with its preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Purchaser Shares have been duly authorized and are validly issued, fully paid and non-assessable and that, when the Warrant Shares are issued out of the Company’s duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Warrants, and the Company has received the consideration therefore in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

It is understood that this opinion is to be used only while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP